  As filed with the Securities and Exchange Commission on December 22, 1995
                                                           Registration No. 33 -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                           __________________________


                         VECTOR AEROMOTIVE CORPORATION
               (Exact name of registrant as specified in charter)

                 NEVADA                                  33-0254334
     (State or other jurisdiction of                  (I.R.S. Employer
      Incorporation or organization)               Identification Number)

                             7601 CENTURION PARKWAY
                          JACKSONVILLE, FLORIDA 32256
                           TELEPHONE: (904) 645-0505
   (Address and telephone number of registrant's principal executive offices)

                                 D. PETER ROSE
                             7601 CENTURION PARKWAY
                          JACKSONVILLE, FLORIDA 32256
                           TELEPHONE: (904) 645-0505
           (Name, address and telephone number of agent for service)

                                    Copy to:

                            T. MALCOLM GRAHAM, ESQ.
                KIRSCHNER, MAIN, PETRIE, GRAHAM, TANNER & DEMONT
                              POST OFFICE BOX 1559
                       ONE INDEPENDENT DRIVE, SUITE 2000
                        JACKSONVILLE, FLORIDA 32201-1559
                           TELEPHONE: (904) 354-4141

          Approximate date of commencement of proposed sale to public:
     From time to time after the Registration Statement becomes effective.

                          ___________________________

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]


                                             CALCULATION OF REGISTRATION FEE
=============================================================================================================
       Title of                                    Proposed              Proposed
     Each Class of            Amount                Maximum               Maximum              Amount of
    Securities to              to be            Offering Price           Aggregate           Registration
    be Registered           Registered           Per Share (1)      Offering Price (1)            Fee
-------------------------------------------------------------------------------------------------------------
 Common Stock, $.01    15,000,000            $.705                 $10,575,000           $3,646.55
 par value(2)
-------------------------------------------------------------------------------------------------------------
 Common Stock, $.01       640,000            $.705                 $451,200              $155.59
 par value (3)
 -------------------------------------------------------------------------------------------------------------
 Common Stock, $.01       500,000            $.705                 $352,500              $121.55
 par value,
 underlying stock
 options (4) (5)
-------------------------------------------------------------------------------------------------------------
 Common Stock, $.01     6,650,000            $1.50 (7)             $9,975,000            $3,439.66
 par value,
 underlying public
 warrants (5) (6)
-------------------------------------------------------------------------------------------------------------
 Common Stock, $.01       500,000            $.705                 $352,500              $121.55
 par value,
 underlying
 underwriter's
 warrants (5) (8)
-------------------------------------------------------------------------------------------------------------
 Common Stock, $.01       300,000            $.705                 $211,500              $72.93
 par value,
 underlying
 consultant's
 warrants (5) (9)
-------------------------------------------------------------------------------------------------------------
 Warrants to              500,000            $.235                 $117,500              $40.52
 purchase Common
 Stock, $.01 par
 value (10)
=============================================================================================================

(1) Except as noted, calculated pursuant to Rule 457(c). The Proposed Maximum Offering Price Per Share for the 23,590,000 shares of Common Stock being registered hereunder is equal to the average of the high and low prices ($.88 and $.53 respectively) of the Common Stock reported in the NASDAQ SmallCap Market on December 18, 1995.
(2) Consists of 15,000,000 outstanding shares held by the Company's two largest stockholders.
(3) Includes 290,000 shares issued and 350,000 shares issuable pursuant to agreements dated October 1, 1995.
(4) Issuable upon exercise of options granted pursuant to agreements dated October 1, 1995.
(5) Pursuant to Rule 416, there are also being registered hereunder such indeterminate number of shares of Common Stock as may be issuable from time to time pursuant to anti-dilution provisions.
(6) Shares issuable upon exercise of publicly traded warrants to purchase Common Stock expiring August 1996.
(7)      Calculated pursuant to Rule 457(g).
(8) Shares issuable upon exercise of warrants to purchase Common Stock expiring August 1996.
(9) Shares issuable upon exercise of warrants to purchase Common Stock expiring January 1996.
(10) Warrants exercisable to purchase shares of Common Stock. The Proposed Maximum Offering Price for the 500,000 warrants being registered hereunder is equal to the average of the high and low prices ($.28 and $.19 respectively) of the warrants reported in the NASDAQ SmallCap Market on December 18, 1995.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1995

PROSPECTUS

                        7,450,000 SHARES OF COMMON STOCK
                         ISSUABLE PURSUANT TO WARRANTS

                         350,000 SHARES OF COMMON STOCK
                         ISSUABLE PURSUANT TO AGREEMENT

                       15,290,000 SHARES OF COMMON STOCK
                             CURRENTLY OUTSTANDING

                         500,000 SHARES OF COMMON STOCK
                          ISSUABLE PURSUANT TO OPTIONS

                                  WARRANTS TO
                            PURCHASE 500,000 SHARES
                                OF COMMON STOCK


                         VECTOR AEROMOTIVE CORPORATION

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

         This Prospectus relates to 6,250,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Vector Aeromotive Corporation ("Vector" or the "Company") issuable upon exercise of the Company's common stock purchase warrants (the "1991 Warrants") expiring August 12, 1996 (5,750,000, of which were issued August 12, 1991 and 500,000 of which are issuable pursuant to the Underwriters' Warrants (as defined below) and 400,000 shares of Common Stock issuable upon exercise of the Company's outstanding common stock purchase warrants issued November 14, 1990, and (as extended) expiring August 12, 1996 (the "1990 Warrants"). The 1991 Warrants and the 1990 Warrants are sometimes referred to herein as the "Public Warrants" and the shares of Common Stock issuable upon exercise of the Public Warrants are sometimes collectively referred to herein as the "Public Warrant Shares". The Public Warrants are exercisable for one share of Common Stock at an exercise price of $1.50 per share. Subject to appropriate registration or qualification of the Public Warrant Shares in their state of residency, holders of the Public Warrants may exercise their warrants upon presentation to the Company's Warrant Agent (as identified below) of a duly executed subscription form on the reverse side of the Warrant Certificate, accompanied by payment of the purchase price in cash, or by cashier's, certified or personal check, made payable to the order of the Warrant Agent. The Public Warrant Shares are being offered for sale pursuant to this Prospectus, from time to time by the Company pursuant to the exercise of the Public Warrants. See "Use of Proceeds."

         In addition to the Public Warrant Shares, this Prospectus relates to (collectively, the "Securityholders' Securities"): (i) 350,000 shares of Common Stock issuable pursuant to an agreement dated October 1, 1995, 290,000 shares of Common Stock currently outstanding and 500,000 shares of Common Stock issuable upon exercise of options (the "Options") granted pursuant to agreements dated October 1, 1995, (ii) 300,000 shares of Common Stock issuable upon exercise of a warrant issued January 10, 1992, and expiring January 9, 1996 (the "Consultant's

Warrant") in connection with consulting services rendered to the Company, (iii) 500,000 shares of Common Stock issuable upon exercise of warrants issued August 12, 1991 and expiring August 12, 1996 (the "Underwriters' Warrants"), (iv) 15,000,000 shares of common stock held by the Company's two largest shareholders, and (v) 500,000 1991 Warrants (the "Underwriters' 1991 Warrants"), granted to certain underwriters in connection with the offering of the 1991 Warrants.

         The Securityholders' Securities are being offered for sale pursuant to this Prospectus, from time to time, by or for the account of the securityholders named herein (the "Selling Securityholders"). See "Selling Securityholders." The Company will not receive any of the proceeds of the offering of the Securityholders' Securities, except for the receipt of the exercise price of the Options and the Consultant's Warrant, the Underwriters' Warrants , the Underwriters' 1991 Warrants and the Former Chairman's Warrant (collectively, the "Warrants").



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          TRANSFER AND WARRANT AGENT:

                       AMERICAN SECURITIES TRANSFER, INC.
                         930 E. QUAIL STREET, SUITE 101
                         LAKEWOOD, COLORADO  80215-5513


                             ________________, 1995

         The Selling Securityholders either directly, through agents designated or to be designated from time to time by them, or through underwriters or dealers, may sell the Securityholders' Securities from time to time on terms to be determined by the Selling Securityholders at the time of sale. To the extent required by applicable laws, the specific amount of the Securityholders' Securities sold, the names of the Selling Securityholders, the respective purchase price and public offering price, the names of such agents, underwriters or dealers, and any applicable commission or discount with respect to a particular offer will have to be set forth as appropriate in a Prospectus Supplement or an amendment to the Registration Statement of which this Prospectus is a part. The Selling Securityholders may also seek, to the extent permitted by applicable laws, to sell the Securityholders' Securities in transactions under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

         All expenses of the offering, other than commissions or discounts of broker-dealers, will be borne by the Company. It is estimated that such expenses to be borne by the Company, including accounting and legal fees, will approximate $103,599.

         The Selling Securityholders and any broker-dealers, agents, underwriters or dealers that participate with the Selling Securityholders in the distribution of the Securityholders' Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Securityholders' Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         PRIOR TO THE EXERCISE OF THE PUBLIC WARRANTS EACH INVESTOR SHOULD CONTACT THE COMPANY OR THE WARRANT AGENT IN ORDER TO DETERMINE WHETHER THE UNDERLYING SHARES OF COMMON STOCK HAVE BEEN QUALIFIED OR REGISTERED IN THE STATE IN WHICH THE INVESTOR RESIDES. INVESTORS MAY CONTACT THE COMPANY AT
(904) 645-0505 OR MAY CONTACT THE WARRANT AGENT AT 930 E. QUAIL STREET, SUITE 101, LAKEWOOD, COLORADO 80215-5513.


         The Common Stock, the 1990 Warrants and the 1991 Warrants are currently traded on the NASDAQ SmallCap Market under the symbol VCAR, VCARW and VCARL, respectively. The closing bid price of the Common Stock, the 1990 Warrants and the 1991 Warrants are on the NASDAQ SmallCap Market on _________, 1995 was $____ per share, $_________ per warrant and $__________ per warrant, respectively.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates herein by reference the following documents filed with the Commission under the Exchange Act:

         (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

         (b) Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994;

         (c) Amendment to Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994;

         (d)     Current Report on Form 8-K dated January 6, 1995;

         (e)     Current Report on Form 8-K dated January 31, 1995;

         (f)     Form 10-C filed February 3, 1995;

         (g) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995;

         (h) Amendment to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995;

         (i)     Quarterly Report on Form 10-Q for the period ended June 30,
                 1995;

         (j) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995;

         (k)     Current Report on Form 8-K dated December 15, 1995;

         (l) The description of the Company's Common Stock contained in the Company's Registration Statement No. 0-17303 filed pursuant to
                 Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating that description; and

         (m) The description of the 1991 Warrants contained in the Company's Registration Statement No. 33-39281 filed pursuant to the Securities Act of 1933 and any amendment or report filed for the purpose of updating that description shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports.

         (n) All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports.

         The Company's financial statements as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994, have been audited by BDO Seidman, independent accountants, and their reports thereon are incorporated into this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1994.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Investor Relations, Vector Aeromotive Corporation, 7601 Centurion Parkway, Jacksonville, Florida 32256, telephone: (904) 645-0505.

                                  RISK FACTORS

         Purchase of the securities offered hereby should be considered only by persons able to sustain a loss of their entire investment. In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among others, the following risk factors:


         Need for Additional Capital; Liquidity. The business in which the Company is engaged is capital intensive. The Company may require additional cash resources in order to continue manufacture of the Vector M12 (formerly known as the Vector Avtech) and continue research and development on additional models or for a variety of other reasons. The Company has no commitment from others to provide additional capital, and there can be no assurance that such funding will be available when needed, or if available, that its terms will be favorable or acceptable to the Company. Should the Company be unable to obtain additional capital, when and if needed, it could be forced to either curtail operations or cease business activities altogether.

         In its Quarterly Report to the Commission on Form 10-Q for the fiscal quarter ended June 30, 1995, the Company reported that it believed that it might require up to $1 million of additional funds to sustain operations until early 1996 when it anticipated that car sales would create positive cash flows. In November 1995, the Company's largest shareholder, V'Power Corporation ("V'Power") informed the Company it was acquiring 2,325,582 shares of Common Stock for $1 million in cash through the partial exercise of an option held by it. Subsequently, V'Power informed the Company that it no longer intended to exercise this option but instead in accordance with a letter of intent dated November 21, 1995, on November 28, 1995, advanced $1 million to the Company as a 90-day loan bearing 12% interest pending the outcome of discussions between the Company and V'Power concerning the terms of a possible additional investment by V'Power in the Company. One possible transaction being discussed is the acquisition by V'Power of 10 million shares of Common Stock at a purchase price of $.45 per share and an option for an additional 50 million shares with an exercise price of $.45 per share. On November 20, 1995, the closing bid price for Common Stock on the Nasdaq SmallCap Market was $.84.

         There can be no assurance that V'Power will propose to make any additional investment in the Company or, if it does, that the terms of any such proposed investment will be on terms acceptable to the Company. Accordingly, the Company may be required to repay the V'Power advance on February 26, 1996 and would not have available funds for the purpose unless it obtains additional funds from a third party. There can be no assurance that the Company would be able to obtain such funds. Furthermore, there can be no assurance that funds in addition to the $1 million advanced by V'Power will not be required to sustain the Company's operations. In the event that the Company is required to repay the V'Power advance and is unable to obtain funds for such purpose, or if the Company's operations require funds in addition to the V'Power advance, the Company could be forced to suspend or terminate operations.

         Operating Losses of Company. In the year ended September 30, 1994, the Company had a net loss of $4,471,032 and its only revenues were generated from repairing and servicing models no longer in production. The Company's deficit accumulated totaled $25,326,140 at September 30, 1994, and had increased to $30,919,352 at September 30, 1995. In the nine months ended September 30, 1995, the Company had a net loss of $4,828,476. The Company anticipates continued net losses in each calendar quarter at least through the second quarter of 1996. As a development stage firm, the success of the Company will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which may be beyond the Company's control.

         Recent Issuances of Securities by the Company. Pursuant to two separate agreements dated October 2, 1995 (the "1995 Consulting Agreements") between the Company and a consultant (the "1995 Consultant"), the 1995 Consultant agreed to perform corporate and investor relations services for the Company for one year in exchange for (i) $30,000 in cash, (ii) 640,000 shares of Common Stock and (iii) the following options (the "Options"). The

Options under the first 1995 Consulting Agreement consist of (i) options expiring October 1, 1996 to purchase up to 50,000 shares of Common Stock at a purchase price of $.50 per share, (ii) options expiring October 1, 1996 to purchase up to an additional 50,000 shares at a purchase price of $.62 per share, (iii) options expiring October 1, 1996 to purchase up to an additional 50,000 shares at a purchase price of $.75 per share, (iv) options expiring October 1, 1997 to purchase up to an additional 50,000 shares at a purchase price of $.85 per share, and (v) options expiring October 1, 1997 to purchase up to an additional 50,000 shares at a purchase price of $1.75 per share. The Options under the second 1995 Consulting Agreement consist of (i) options expiring April 1, 1997 to purchase up to 50,000 shares of Common Stock at a purchase price of $.50 per share, (ii) options expiring April 1, 1997 to purchase up to an additional 50,000 shares at a purchase price of $.62 per share, (iii) options expiring April 1, 1997 to purchase up to an additional 50,000 shares at a purchase price of $.75 per share, (iv) options expiring April 1, 1998 to purchase up to an additional 50,000 shares at a purchase price of $.85 per share, and (v) options expiring April 1, 1998 to purchase up to an additional 50,000 shares at a purchase price of $1.75 per share.

         The Company has entered into a letter of intent with respect to the possible acquisition by V'Power of 10 million shares of Common Stock at a purchase price of $.45 per share and an option for an additional 50 million shares with an exercise price of $.45 per share.

         In November 1990, the Company issued the 1990 Warrants, which are traded on NASDAQ under the symbol "VCARW." Under their original terms, the 1990 Warrants were exercisable for one share of Common Stock each for an exercise price of $4.68 and were to expire on November 14, 1995. In October 1995, the Company modified the terms of the 1990 Warrants. As modified, the 1990 Warrants are exercisable for one share of Common Stock for an exercise price of $1.50 and expire August 12, 1996.

         Non-Compliance with NASDAQ Maintenance Requirements. The Company's Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Under the rules for continued listing in the NASDAQ system, a company must maintain at least $2,000,000 in total assets, $1,000,000 in capital and surplus, two marketmakers and a minimum bid price of $1.00 per share (unless it has capital and surplus of $2,000,000). A deficiency in the maintenance standards for market value of public float, marketmakers and bid price will be determined if the issue fails the individual stated requirement for ten consecutive trading days. If a failure of the ten day test occurs, the Company will be promptly notified and will be given 90 calendar days in which to comply with the entry level requirements of the specified area, which are more stringent than the maintenance requirements. Failure of the Company to meet the maintenance requirements of NASDAQ could result in the Company's securities being delisted from NASDAQ, with the result that the Company's securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc., which are generally considered to be less efficient markets. The bid price of Common Stock is currently and has in the past been significantly below $1.00 per share for prolonged periods, and the Company has been notified by NASDAQ that its listing will be terminated on February 20, 1996, unless it complies with NASDAQ's minimum standards before that time. Additionally, the Company's capital and surplus at September 30, 1995 was $1,172,703, well below the Nasdaq minimum. Although the transaction currently being discussed with V'Power could result in an increase in the Company's capital and surplus to above the Nasdaq minimum, there can be no assurance that such transaction will be effected. Accordingly, there can be no assurance that the Company will be able to bring itself into compliance with Nasdaq standards and to maintain the listing of Common Stock on the Nasdaq SmallCap Market. Additionally, because of the anticipated continued operating losses of the Company at least through the second quarter of 1996, there can be no assurance that, even if it is able to bring itself back into compliance with Nasdaq standards, the Company will be able to continue compliance with such standards.

         Future Dilution; Shares Eligible for Future Sale. On December 1, 1995 there were 42,664,699 shares of Common Stock outstanding. In addition, an aggregate of 67,068,000 shares were issuable under presently exercisable warrants, options and agreements, consisting of 6,650,000 shares issuable pursuant to the Public Warrants; 300,000 shares issuable to a consultant; 500,000 shares issuable under the Underwriters' Warrants; 850,000 shares issuable under the 1995 Consulting Agreements; 500,000 shares issuable under the Underwriters' 1991 Warrants; 1,268,000 shares issuable pursuant to presently exercisable stock options and warrants held by present and former officers, directors and consultants at an exercise price of $.21875; 50,000,000 shares pursuant to an option held by V'Power with an exercise price of $.43 per share; 6,000,000 shares pursuant to an option held by V'Power with an exercise price of $.75 per share; and 1,000,000 shares pursuant to a warrant with a $1.00 exercise price held by the Company's former Chairman. In addition, the Company has entered into a letter of intent with respect to the possible acquisition by V'Power of 10 million shares of Common Stock at a purchase price of $.45 per share and an option for an additional 50 million shares with an exercise price of $.45 per share and has issued options to purchase 834,000 shares of the Company's Common Stock at an exercise price of $.38 per share to certain officers, directors, employees and consultants of the Company which become exercisable in February 1996. Future exercises of options and warrants could depress the market price of the shares. See "DILUTION" and "DESCRIPTION OF SECURITIES".

         Dealers; Backlog. The Company has entered into agreements with nine dealers, each of which has agreed to maintain a minimum inventory of two Vector M12's. Accordingly, the Company presently has orders from its dealers for the first 18 Vector M12's to be produced. Because of applicable state laws, however, these orders are not firm and may be cancelled at the dealers' option. Additional dealers orders will depend in large part upon market acceptance of the automobile.

         Limited Production History. The Company's ability to produce automobiles is relatively untested, and the Company has experienced production delays in the past which have been caused by a variety of factors. Prior to early 1993, the Company produced a total of 22 Vector W8 automobiles. The production of this model was not profitable, and production of Vector W8's ceased in early 1993. Design work on the Vector M12 model began in February 1995. The Company's emphasis shifted to production and manufacturing activities with respect to the M12 in the summer of 1995. To date, only prototypes and testing vehicles have been produced, and the Company does not anticipate completion of its first production model until late December 1995. Because of the lack of production history, there can be no assurance the Company will be capable of meeting production requirements in the future or that the Company will not incur material warranty expenses should the Vector M12 experience significant operating difficulties on an after-sale basis.

         Lack of Success with Vector W8. The Company ceased production of the Vector W8 in early 1993 and sold a total of 18 Vector W8's. Although production and marketing of Vector M12's differs substantially from that of the Vector W8 (for instance, the Company produced only one Vector W8 per month compared to an anticipated rate of 12 Vector M12's per month, and the suggested base price of a Vector M12 is $189,000 compared to approximately $400,000 for the Vector W8 during most of its production period), there can be no assurance that the Vector M12 will be more successful than the Vector W8.

         Change of Control. Prior to July 1993, the largest stockholder of the Company was Mr. Gerald A. Wiegert, who was also the Company's Chairman, President and Chief Executive Officer. In a series of transactions from July 1992 through January 1995, Setdco Engineering Corporation ("Setdco") and V'Power acquired 11% and 64%, respectively, of the Company's outstanding shares of Common Stock. V'Power also has the right to acquire an additional 50,000,000 shares of Common Stock pursuant to an option with an exercise price of $.43 per share. Exercise of this option would give V'Power ownership of approximately 83% of the Company's outstanding voting shares. V'Power is controlled by Mr. Hutomo Mandala Putra, who is the controlling stockholder of V'Power, automobili Lamborghini, S.p.A. ("Lamborghini"), the manufacturer of the Italian exotic sports car and automobili Lamborghini U.S.A. ("Lamborghini U.S.A."), the American importer and distributor of Lamborghini products. The Company has entered into a letter of intent with respect to the possible acquisition by V'Power of 10 million shares of Common stock at a purchase price of $.45 per share and an option for an additional 50 million shares with a exercise price of $.45 per share.

         In March 1993, Mr. Wiegert was removed from his positions with the Company. All of the Company's current executive officers have held management positions with the Company for less than two years.

         Conflicts of Interest; Certain Relationships and Related Transactions. The Company has identified and established mutually beneficial relationships with Lamborghini and Lamborghini U.S.A. To date, these arrangements include joint development of, and manufacture by Lamborghini of, the engine for the Vector M12 and the lease of a facility in Jacksonville, Florida, by the Company from Lamborghini U.S.A. for the Company's executive offices. Potential conflicts of interest exist between the Company and Lamborghini and Lamborghini U.S.A. with respect to competition for dealers and customers as well as marketing and product development.

         One of the Company's directors is an executive officer of Lamborghini. Michael J. Kimberley is President and Chief Executive Officer and serves as a managing director of Lamborghini. In addition, Sudjaswin E.L., a director of the Company, is a managing director of Lamborghini.

         V'Power has provided funds to the Company in the past through the purchase of additional shares of Common Stock and options to purchase Common Stock. In April 1994, for an aggregate of $2,250,000, V'Power acquired 3,000,000 shares of Common Stock and an option to purchase an additional 6,000,000 shares of Common Stock with a $.75 per share exercise price which expires in April 1996. In January and April 1995, for an aggregate of $5,500,000, V'Power acquired 18,333,333 shares of Common Stock and an option to purchase an additional 50,000,000 shares of Common Stock with a $.43 per share exercise price. This option expires in May 1996. The Company received an investment banker's fairness opinion with respect to the 1995 transaction, and the Company believes that these transactions with V'Power were fair to and in the best interests of the Company. There can be no assurance that V'Power will provide additional funds to the Company, either through purchase of additional equity securities from the Company or exercise of the existing option, to satisfy the Company's capital needs.

         In November 1995, V'Power advanced $1 million to the Company as a 90-day loan in connection with the possible acquisition by V'Power of an additional 10,000,000 shares of Common Stock at a purchase price of $.45 per share and an option for an additional 50 million shares with an exercise price of $.45 per share.

         Litigation Related to Mr. Wiegert. There is currently pending significant litigation concerning the change in control from Mr. Wiegert. In connection with the removal of Mr. Wiegert as the Company's Chairman, President and Chief Executive Officer, the Company filed a complaint against Mr. Wiegert styled Vector Aeromotive Corporation v. Gerald A. Wiegert, which it later amended to state ten claims for relief, including breach of fiduciary duty and breach of the employment agreement between the Company and Mr. Wiegert. Mr. Wiegert and his wife, Brenda Wiegert, filed a third amended cross complaint against the Company in this action for breach of the employment agreement and breach of the lease on an industrial building formerly rented by the Company from Mr. Wiegert, declaratory relief, conversion of assets, libel and slander, and has sought unspecified damages from the Company. Mr. Wiegert, in his capacity as general partner of Vector Car (the predecessor of the Company) has also filed a separate lawsuit styled Vector Car v. Vector Aeromotive Corporation, et. al., claiming that Vector assumed a debt of $326,000 owed to Mr. Wiegert by Vector Car and that Vector is obligated on a separate $250,000 note payable to Vector Car. While the Company intends to vigorously defend the claims made by Mr. Wiegert, no assurance can be given regarding the outcome of either case.

         Limited Market; Pricing. The Company has designed the Vector M12 for a select clientele interested in acquiring a high-performance, exotic sports car suitable for normal road use. The Vector M12 carries a current U.S. manufacturers' suggested retail price of $189,000. Although management believes the Vector M12 is priced in the low end of the range of other exotic sports cars, the market for such automobiles is limited. If such a market does not develop, or if production difficulties are encountered, or for a number of other reasons, the production of Vector automobiles in commercial quantities may be unprofitable, and the Company may not be able to continue as a going concern. The establishment of a market for the Company's automobiles in commercial quantities may be difficult in view of the existing competition for
customers of exotic sports cars from other, well-known manufacturers.   A
portion of the proceeds from this offering will be devoted to implementing
sales and marketing programs.   There can be no assurance that such programs
will generate significant sales of the Vector M12 exotic sports car.

         Automobile Market Entry; Competition. The development, manufacture and sale of any automobile is subject to certain market risks, including slow market acceptance. There can be no assurance the Company will compete successfully in the exotic sports car market. Competitors in this market include, among others, Ferrari, Aston Martin and Lamborghini, which have greater name recognition and longer operating histories than the Company, and may have greater financial, marketing and technical resources than the Company. The Company may also be subject to potential competition from other firms desiring to enter the exotic sports car market, such as Porsche, Maserati or other sports car manufacturers.

         Potential Vector M12 Operating Difficulties; Potential Warranty Claims. The Vector M12 is sold with a limited 24-month warranty. The Vector M12, because of its performance characteristics, may experience a greater number of operating difficulties than a mass-produced automobile. Moreover, although the Company believes that it has rigorously tested the Vector M12 and that its testing meets or exceeds that required to satisfy applicable safety and other requirements, the Company has not had in the past, and will not have in the future, the resources available to develop a comprehensive testing program such as that undertaken by major manufacturers. Accordingly, the relatively limited nature of testing used by the Company (which is typical of the exotic sports car industry), and the nature of the Vector M12, could expose the Company to a greater number of warranty claims or could require the Company to undertake more comprehensive service of Vector M12's than experienced by the manufactures of mass produced automobiles.

         Dependence on Subcontractors. Subcontractors supply major subsystems to the Company (such as engines or transmissions) which they manufacture to the Company's proprietary specifications. The Company also utilizes certain subcontractors to supply components for installation in the Vector M12. While the use of subcontractors has reduced the Company's investment in capital assets, it also subjects the Company to risks associated with delivery and quality control. Inability to obtain timely delivery from the Company's subcontractors or to locate alternate sources of supply could cause delivery delays or a loss of customer orders. Moreover, because the Company has only recently commenced manufacturing, management has a limited basis upon which to judge the performance of its subcontractors.

         Product Updating and Refinements. Because the Company has, and will in the future have, either one or a small number of models, the Company does not expect to substantially alter existing models while in the production process. Accordingly, much like other exotic sports car manufacturers, the Company will continually seek to implement design and production refinements which may have a negligible, or no, effect on the appearance of the Company's models. In the course of implementing design and production refinements, the Company may update or change engineering, production or performance specifications. There can be no assurance that the change of such specifications will not result in differing performance characteristics of the Company's exotic sports cars or that the Company will not identify improvements to systems or subsystems after production of a quantity of its automobiles. Vehicles produced prior to a design or production change will not be updated unless required by safety or other concerns.

         Product Liability. The Company's manufacture of the Vector M12 will subject the Company to possible exposure for product liability claims should injury, death or property damage result from the operation of the Vector exotic sports car. The Company currently maintains product liability insurance coverage in the amount of $5,000,000, the premium for which is approximately $110,000 per year. This coverage also covers defense costs, which could be expected to be substantial in the event of assertion of product liability claims against the Company. Any product liability action against the Company seeking amounts in excess of such coverage could expose the Company to damages or expenses which could be significant and which could have a material adverse effect on the Company.

         Regulation. As an automobile manufacturer, the Company is subject to compliance with certain environmental and safety standards promulgated by federal and state regulatory authorities. The Company has completed all of the major safety tests required by the National Highway Transportation Safety Administration and the Environmental Protection Agency for the Vector M12. There can be no assurance additional standards or tests will not be adopted in the future which would adversely affect the sale of the Company's vehicles. In such event, the Company could be required to undertake expensive and time consuming modifications to the Vector M12 exotic sports car in order to comply with such new standards.

         Public Warrant Exercise and Redemption Provisions. Holders of the Public Warrants will have the right to exercise their warrants only if a current prospectus relating to the Public Warrant Shares is then in effect and only if such shares are qualified for sale under applicable state securities laws of the states in which holders of the Public Warrants reside. There can be no assurance the Company will be successful in maintaining a current prospectus covering the Public Warrant Shares. Public Warrants may be deprived of any value in the event this Prospectus or another prospectus covering the Public Warrant Shares is not kept effective or if such shares are not qualified or registered in the states in which holders of the Public Warrants reside. Additionally, the Public Warrants may be redeemed by the Company, in whole but not in part, under certain circumstances upon 30 days' prior written notice at a price of $.01 per warrant for the 1991 Warrants and $.25 per warrant for the 1990 Warrants. While the Public Warrants may be exercised during the 30-day notice period prior to the date of redemption, the holder may be unable (for financial or other reasons) to exercise the Public Warrants at the time of receipt of the notice of redemption.

                                    DILUTION

         At September 30, 1995, the Company had a net tangible book value of $1,172,703, or $.027 per share. Net tangible book value per share represents the book value of total tangible assets of the Company less the amount of total liabilities at September 30, 1995, divided by the number of shares of Common Stock outstanding. After giving effect to (i) the exercise of all options and warrants exercisable on September 30, 1995 with exercise prices below the $1.50 exercise price of the Public Warrants, and (ii) the issuance of 640,000 shares of Common Stock under the 1995 Consulting Agreements (the securities in clauses
(i) and (ii) being collectively referred to herein as the "Dilutive Shares"), the pro forma net tangible book value at September 30, 1995, would have been $30,183,898, or $.29 per share. After giving effect to the exercise of the Public Warrants and the Dilutive Shares, less the estimated expenses of this offering, the proforma net tangible book value at September 30, 1995 would have been $40,158,898 or $.37 per share. This represents an immediate increase in pro forma net tangible book value of $.08 per share to present stockholders and an immediate dilution of $1.13 per share to new investors purchasing Common Stock pursuant to the Public Warrants ("New Investors").

         The following table illustrates the dilution to New Investors:

Warrant exercise price per share                                                             $1.50
         Pro forma net tangible book value per share at September 30, 1995                     .29
         Increase in net tangible book value per share attributable to Warrant exercise        .08

Pro forma net tangible book value per share after Warrant exercise                             .37
                                                                                               ---
Dilution per share to New Investors                                                          $1.13
                                                                                             =====

         The following table sets forth the differences between the number of shares purchased or purchasable under existing options and warrants, the total consideration paid or payable, and the average price per share originally paid for the shares of Common Stock held by the Company's officers, directors and affiliates and to be paid by the New Investors pursuant to exercise of the Public Warrants at $1.50 per share:

                                    Shares               Total Consideration
                          -------------------------  -----------------------------  Average Price
                          Number            Percent  Amount            Percent        Per Share
                          ------            -------  -------        --------------  -------------
Officers, directors       89,103,333        93.0   $39,237,163           80.0            $0.44
and affiliates (1)
New Investors              6,650,000         7.0     9,975,000           20.0             1.50
                          ----------       -----   -----------          -----            -----
         Total            95,753,333       100.0   $49,212,163          100.0            $1.94
                          ==========       =====   ===========          =====            =====

________________
(1) Including options and warrants for 56,770,000 shares of Common Stock with exercise prices ranging between $.21875 and $.75 per share.


                                  THE COMPANY

         The Company designs, manufactures and markets exotic sports cars. Since purchasing the assets of its predecessor, Vector Car, in 1987, the Company completed design and engineering of its first production car, the Vector W8; successfully completed substantially all state and federal government testing on the Vector W8; and produced a total of 22 Vector W8's. The Company ceased production of the Vector W8 in early 1993. During 1994 and 1995 the Company sold no automobiles.

         During fiscal years 1992 and 1993, the Company developed design concept specifications for the Vector M12 (formerly known as the Avtech), the successor to the W8. A prototype for the M12 and also for a second proposed M12 model, a roadster, were completed. The Vector M12 features updated styling and, at an anticipated manufacturers' suggested retail price slightly below $190,000, it will be more competitively priced than the Vector W8, which at certain times was priced in excess of $400,000.

         During fiscal year 1994, the Company engaged in research and development activities relating to design of the Vector M12's chassis, engine and power train, electronic systems, and tooling. During the 1995 fiscal year, all development, state and federal government testing and pre-production activities on the Vector M12 has been completed. Completion of the first Vector M12 production car is currently expected to occur in December 1995, with up to three cars produced by December 31, 1995. The Company's ability to place the M12 into production could be delayed in the event the Company encounters unforeseen expenses, difficulties or delays in any of these areas.

         Effective in April 1995, D. Peter Rose replaced Robert A. Braner as President of the Company. Mr. Rose joined the Company as General Manager in February 1995. Prior to that, Mr. Rose was a private consultant in the automobile industry, and prior to that he served in various executive capacities with TRW, Inc. with responsibility for, among other things, advance systems development for TRW's Steering Systems Group. Mr. Rose is a Chartered Engineer and a member of the Institute of Mechanical Engineers and the Society of Automotive Engineers.

         In December 1995, Mr. Braner and Baduraman Dorpi P. resigned from the Board of Directors of the Company.


                                USE OF PROCEEDS

         The Company will receive none of the proceeds from the sale of the Securityholders' Securities, which are being sold by the Selling
Securityholders.   Any proceeds from the exercise of the Options and the
Warrants will be utilized by the Company for general corporate purposes.

                    PRICE RANGE OF WARRANTS AND COMMON STOCK

         The Common Stock is traded on the NASDAQ SmallCap under the symbol VCAR, and the 1991 Warrants are traded on the NASDAQ SmallCap Market under the symbol VCARL. The following table sets forth for the periods indicated the high and low closing bid prices for the Common Stock and the 1991 Warrants as reported on the NASDAQ SmallCap Market. Such prices are interdealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.



                                                   Common Stock              1991 Warrants
                                                   ------------              -------------
                                                   High     Low              High    Low
                                                   ----     ---              ----    ---
CALENDAR 1993
First Quarter                                      .31      .12              .06     .03
Second Quarter                                     .40      .19              .03     .03
Third Quarter                                      .40      .37              .06     .03
Fourth Quarter                                     .97      .41              .38     .06


CALENDAR 1994
First Quarter                                      1.00     .78              .44     .09
Second Quarter                                     .78      .50              .25     .06
Third Quarter                                      .62      .44              .19     .03
Fourth Quarter                                     .72      .44              .22     .09


CALENDAR 1995
First Quarter                                      .56      .44              .25     .06
Second Quarter                                     .50      .34              .28     .09
Third Quarter                                      1.00     .47              .34     .19
Fourth Quarter (through December 1, 1995)          1.28     .81              .53     .25


         On __________, 1995, the reported closing bid price for Common Stock and the 1991 Warrants was $______ and _____, respectively. On ____________, 1995, there were approximately ____ holders of record of Common Stock (excluding holders whose securities were held in street or nominee name).


                                   DIVIDENDS

         The Company has not paid a dividend on Common Stock, and intends to retain all earnings for use in its business for the foreseeable future. The Board of Directors, at its discretion, may elect to pay dividends in the future based upon, among other factors, the level of the Company's earnings, capital requirements and financial condition.


                           DESCRIPTION OF SECURITIES

         The Company's authorized capital stock consists of 600,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated Preferred Stock, $.10 par value per share. There were 42,664,699 shares of Common Stock and no shares of Preferred Stock outstanding at December 1, 1995.

         In addition, the Company had outstanding currently exercisable options and warrants pursuant to which were issuable an additional 62,148,000 shares of Common Stock at December 1995 and outstanding options that become exercisable in February 1996 for an additional 834,000 shares. Additional information concerning these options and warrants is contained in the following table.

         For information concerning the possible issuance of 10,000,000 shares of Common Stock at a purchase price of $.45 per share and an option for an additional 50 million shares with an exercise price of $.45 per share, see "RISK FACTORS - Need for Additional Capital; Liquidity."


                                           Number of
Description                           Shares Issuable(1)            Exercise Price            Expiration Date
-----------                           ------------------            --------------            ---------------
Option held by V'Power                     50,000,000               $0.43                     May 1996

Warrants held by present and
former directors and employees              1,000,000                0.21875                  November 1998

Non-qualified and incentive stock                                                             Various dates
options held by present and former                                                            between April 1996
officers and directors                      2,102,000               0.21875 - .38             and August 2005

1990 Warrants                                400,000                 1.50                     August 1996

1991 Warrants                              6,250,000                 1.50                     August 1996

Warrant held by underwriter of
1990 Warrants                                 80,000(2)              5.25(2)                  November 1995

Underwriters' Warrants                     1,000,000(3)              2.70(3)                  November 1995

Consultant's Warrant                         300,000                 1.25                     January 1996

Former Chairman's Warrant                  1,000,000                 1.00                     August 1996

Options held by 1995 Consultant              500,000                  .50 - 1.75              October 1996 -
                                                                                              April 1998
Shares issuable to 1995
Consultant in April 1996 under
the 1995 Consulting Agreements               350,000                Services                  Not applicable


TOTAL                                     62,982,000
---------------

         (1) All options and warrants are currently exercisable, except for incentive and non-qualified options for 834,000 shares, which become exercisable in February 1996.

         (2) The warrant is for 40,000 units each consisting of one share of Common Stock and one 1990 Warrant at an exercise price of $3.75 per unit.

         (3) The warrant is for 500,000 units each consisting of one share of Common Stock and one 1991 Warrant at an exercise price of $1.20 per unit.

         The existence of a large number of shares of Common Stock issuable under currently exercisable warrants and options, some of which are exercisable at prices substantially below the current trading price of Common Stock, may have a negative effect on the future trading prices for Common Stock.


PUBLIC WARRANTS

         The Public Warrants were issued pursuant to Warrant Agreements between the Company and American Securities Transfer, Inc. (the "Warrant Agent"). The Public Warrants will expire, become void and be of no further force or effect on August 12, 1996, unless extended. The exercise period of the 1990 Warrants may be extended until November 14, 1996, at the sole discretion of the Company at any time during the exercise period.

         The exercise price of the Public Warrants may be reduced at the discretion of the Company. Reduction of the exercise price may be expected to have an adverse impact on the price of Common Stock. Moreover, Public Warrant holders exercising their Public Warrants prior to any such reduction could be expected to incur losses in the market value of any Common Stock they acquired through earlier exercise.

         In the event the Company is unable to qualify the sale of the Common Stock underlying Public Warrants in any state, proceeds from exercising Public Warrant holders residing in such a state will be returned without deduction or payment of interest. The Company will utilize its best efforts to qualify the Public Warrant Shares in various states in which Public Warrant holders reside. Nonetheless, there can be no assurance such qualification will be obtained for any state.

TRANSFER AGENT AND REGISTRAR, WARRANT AGENT

         The transfer agent and registrar for the Common Stock, and the Warrant Agent for the Public Warrants, is American Securities Transfer, Inc., Lakewood, Colorado.


                              PLAN OF DISTRIBUTION

PUBLIC WARRANT SHARES

         The Company is offering 6,650,000 shares of Common Stock, par value $.01 per share, to the holders of the Company's Public Warrants. The holder of each Public Warrant is entitled to purchase one Common Share at an exercise price of $1.50 per share. Public Warrants may be exercised by submitting to the Company's Warrant Agent a duly executed subscription form on the reverse side of the Warrant Certificate, accompanied by payment of the purchase price in cash, or by cashier's, certified or personal check, made payable to the order of the Warrant Agent. The offering pursuant to the Public Warrants will commence upon the date of this Prospectus and will continue until expiration of the Public Warrants.

         The exercise price of the Public Warrants was arbitrarily determined by the Company and the underwriter of the offerings in which the Public Warrants were initially sold. While there is a market for the Company's Common Stock and Public Warrants, there can be no assurance that such market will continue in the future.

         No underwriter has been engaged in connection with the solicitation of exercise of the Public Warrants.

         The Company will attempt to qualify the Public Warrants for sale in various states in which Public Warrant holders reside. Certain state "Blue Sky" securities laws may prohibit or otherwise prevent the exercise of the Public Warrants by the holder thereof. There can be no assurance the Company will be successful in obtaining state qualifications. Public Warrant holders residing in states in which warrant exercise is not permitted may be able to sell their Public Warrants in the market prior to the date on which their Public Warrants will expire.


WARRANT SOLICITATION

         The Company may agree to pay to broker dealers that are members of the NASD, a solicitation fee equal to ___% of the exercise price of Public Warrants. In order to qualify to receive the solicitation fee, the broker-dealer must be designated by the Public Warrant holder (on a form that will be supplied by the Company) as having solicited the exercise of the Public Warrant. The compensation payable to the broker-dealer in connection with the exercise of the Public Warrant must have been disclosed to the Public Warrant holder. The Company may pay the solicitation fee to qualifying broker-dealers through the expiration date of the Public Warrants. No solicitation fee will be paid with respect to the exercise of Public Warrants directly by Public Warrant holders without the assistance or participation of broker-dealers and no solicitation fee will be paid in any state which precludes payment of such fees.

         No broker-dealers which are members of the NASD will be entitled to receive a solicitation fee if (i) the exercise of the Public Warrants is made at a time when the market price of the Company's Common Stock is lower than the exercise price of the Public Warrants, or (ii) the Public Warrants to be exercised are held in a discretionary account. Proceeds from exercise of Public Warrants will not be placed into escrow and will be distributed directly to the Company by the Warrant Agent.

         In connection with the exercise of any Public Warrant, a broker-dealer will not be entitled to receive the ___% Warrant Solicitation fee unless it represents to the Company that (1) it did not, during the ten business days immediately preceding the date of exercise of such warrant, bid for or purchase the Common Stock of the Company or any security of the Company immediately convertible into or exchangeable for such Common Stock (including the Public Warrants), and it did not, during the ten business days immediately preceding the date of the exercise of such warrant, otherwise engage in the activity that would be prohibited by Rules 10b-2, 10b-6 and 10b-7 to a person engaged in a distribution of the Company's securities. Accordingly, broker-dealers will be prohibited from making a market in the Company's securities during the period in which they are engaged in the distribution. Should such marketmakers be the sole marketmakers in the Company's securities, the liquidity and price of the Company's securities may be materially adversely affected.


SECURITYHOLDERS' SECURITIES

         The Securityholders' Securities may be sold from time to time to purchasers directly by any of the Selling Securityholders, or, alternatively, any of the Selling Securityholders may from time to time offer the Securityholders' Securities through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securityholders' Securities for whom they may act as agent. Any discounts, commissions or concessions received by any such dealers or agents and any profits on the sale of Securityholders' Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of Securityholders' Securities is made, if required by applicable law or regulations, a Prospectus Supplement will be distributed which will set forth the aggregate amount of Securityholders' Securities being offered and the terms of the offering, including the name or names of any dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Guidelines adopted by the National Association of Securities Dealers, Inc. ("NASD") set forth the maximum commission that any NASD member firm can receive in connection with a distribution of any of the Securityholders' Securities without further clearance from the NASD. If required by applicable law or regulations, a Prospectus Supplement and/or a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securityholders' Securities, including, if applicable, the factors used to determine the price of the Securityholders'

Securities then being offered.

         Subject to the preceding paragraph, the Securityholders' Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and/or dealers. The Common Stock at the 1991 Warrants are listed on the NASDAQ Small Cap Market and may also be sold in transactions on the NASDAQ Small Cap Market. In addition, the Securityholders' Securities may be sold, to the extent permitted, from time to time in transactions effected in accordance with the provisions of Rule 144 under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securityholders' Securities may not bid for or purchase the Securityholders' Securities until after such person has completed his or her participation in such distribution, including the period of nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Securityholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-2, 10b-6, and 10b-7, which provisions may affect the timing of purchases and sales of any of the Securityholders' Securities by the Selling Securityholders and any such other person. All of the foregoing may affect the marketability of the Securityholders' Securities and the ability of any person or entity to engage in market making activities with respect to the Securityholders' Securities.

         Pursuant to prior agreements entered into with the Selling Securityholders, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Securityholders' Securities to the public, other than commissions and discounts of dealers or agents.


                            SELLING SECURITYHOLDERS

         The following table lists the names of the Selling Securityholders whose shares of Common Stock are covered by this Prospectus, and for each, the number of shares beneficially owned at the commencement of this offering, the number of shares being offered for sale and the number of shares to be beneficially owned after the offering. The columns "Number of Shares Owned at Commencement of Offering" and "Number of Shares Being Offered" include the Shares issuable upon exercise of the Options and the Warrants and under the 1995 Consulting Agreements.

                                                   Number of                 Number           Number of
                                                   Shares Owned              of Shares        Shares
                                                   at Commencement           Being            After
Selling Securityholder                             of Offering               Offered          Offering
----------------------                             -----------               -------          --------
V'Power Corporation                               83,333,333                10,000,000        73,333,333
Setdco Engineering Corporation                     5,000,000                 5,000,000                 0
Corporate Relations Group, Inc.                    1,140,000                 1,140,000                 0
Chatfield Dean & Co., Inc.                           385,000                   385,000                 0
Thomas E. McChesney                                   22,500                    22,500                 0
William A. Berg                                       22,500                    22,500                 0
Paulson Investment Company, Inc.                     182,500                   182,500                 0
Sanford D. Greenberg                                 127,500                   127,500                 0
Kenneth S. Bernstein                                  37,500                    37,500                 0
Chester L.F. Paulson                                  22,500                    22,500                 0
                                                  ----------                ----------        ----------

TOTAL                                             90,273,333                16,940,000        73,333,333



         The following table lists the names of the Selling Securityholders whose Underwriters' 1991 Warrants are covered by this Prospectus, and for each, the number of Underwriters' 1991 Warrants beneficially owned at the commencement of this offering, the number of 1991 Warrants being offered for sale and the number of Underwriters' 1991 Warrants to be beneficially owned after the offering.

                                                   Number of 1991            Number of        Number of
                                                   Warrants Owned            1991 Warrants    1991 Warrants
                                                   at Commencement           Being            After
Selling 1991 Warrantholder                         of Offering               Offered          Offering
--------------------------                         -----------               -------          --------
Thomas E. McChesney                                 22,500                   22,500           0
William A. Berg                                     22,500                   22,500           0
Paulson Investment Company, Inc.                   182,500                  182,500           0
Chatfield Dean & Co., Inc.                          85,000                   85,000           0
Sanford D. Greenberg                               127,500                  127,500           0
Kenneth S. Bernstein                                37,500                   37,500           0
Chester L.F. Paulson                                22,500                   22,500           0
                                                   -------                   ------           -

TOTAL                                              500,000                  500,000           0



                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Kirschner, Main, Petrie, Graham, Tanner & Demont, Jacksonville, Florida.

                                    EXPERTS

         The consolidated balance sheets as of September 30, 1994 and 1993 and the statements of operations, changes in stockholders' equity and cash flows of Vector Aeromotive Corporation for each of the three years in the period ended September 30, 1994, incorporated by reference in this Prospectus, have been included herein in reliance on the report of BDO Seidman, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          NO DEALER, SALESPERSON OR OTHER INDIVIDUAL
                 HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN
                 THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              ___________________

                               TABLE OF CONTENTS

                 Item                                           Page
                 ----                                           ----
                 AVAILABLE INFORMATION . . . . . . . . . . . . .   4

                 INCORPORATION OF CERTAIN
                    DOCUMENTS BY REFERENCE . . . . . . . . . . .   4

                 RISK FACTORS  . . . . . . . . . . . . . . . . .   6

                 DILUTION  . . . . . . . . . . . . . . . . . . .  11

                 THE COMPANY . . . . . . . . . . . . . . . . . .  12

                 USE OF PROCEEDS . . . . . . . . . . . . . . . .  12

                 PRICE RANGE OF WARRANTS AND
                   COMMON STOCK  . . . . . . . . . . . . . . . .  13

                 DIVIDENDS . . . . . . . . . . . . . . . . . . .  13

                 DESCRIPTION OF SECURITIES . . . . . . . . . . .  13

                 PLAN OF DISTRIBUTION  . . . . . . . . . . . . .  15

                 SELLING SECURITYHOLDERS . . . . . . . . . . . .  17

                 LEGAL MATTERS . . . . . . . . . . . . . . . . .  18

                 EXPERTS . . . . . . . . . . . . . . . . . . . .  18



                    _____________________________________

                        VECTOR AEROMOTIVE CORPORATION



                       7,450,000 SHARES OF COMMON STOCK
                        ISSUABLE PURSUANT TO WARRANTS

                        350,000 SHARES OF COMMON STOCK
                        ISSUABLE PURSUANT TO AGREEMENT

                      15,290,000 SHARES OF COMMON STOCK
                            CURRENTLY OUTSTANDING

                        500,000 SHARES OF COMMON STOCK
                         ISSUABLE PURSUANT TO OPTIONS

                             WARRANTS TO PURCHASE
                        500,000 SHARES OF COMMON STOCK

                           ________________________


                                  PROSPECTUS

                           ________________________



                                  ____________, 1995

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by the Registrant in connection with this Registration Statement.

         Registration Fee                                                           $  7,599
         Warrant/Transfer Agent Fees                                                  35,000
         Accounting Fees                                                               1,000
         Legal Fees                                                                   35,000
         Blue Sky Fees and Expenses                                                   10,000
         Printing Expense                                                             10,000
         Miscellaneous Expenses                                                        5,000
                                                                                    --------
                 Total                                                              $103,599
                                                                                    ========

___________________
         All of the amounts shown above are estimates, except for the fees payable to the Securities and Exchange Commission.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Section 78.751 of the Nevada General Corporation Law (the "NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

         Section 78.751 of the NGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon adjudication that, despite the adjudication of liability that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination shall be made:

         (1)     by the stockholders;

         (2) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

         (3) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (4) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.


         (b) Section 78.752 of the NGCL permits a Nevada corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. In the absence of fraud, (i) the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to Section 78.752 and the choice of person to provide the insurance or other financial arrangement is conclusive and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

         (c) Article Ten of the Company's Articles of Incorporation provides that to the maximum extent permitted by law or by public policy, directors of the Company are to have no personal liability for monetary damages for breach of fiduciary duty as a director of the Company. Any mandate for indemnification, whether by statute or order of court, is to be expressly subject to the Company's reasonable capability of paying. No person will be entitled to be reimbursed for expenses incurred in connection with a court proceeding to obtain court ordered indemnification unless such person first made reasonable application to the Company and the Company either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability of loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and advancement of expenses to any agent of the Company to the maximum extent permitted by law or public policy.

         (d) The Company has purchased a directors' and officers' insurance policy which provides coverage for certain liabilities that directors and officers of the Company may incur in their capacity as such.

         (e) Reference is also made to the last Undertaking contained in Item 17 of this Registration Statement.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                    DESCRIPTION
------                    -----------
3.1                       Articles of Incorporation of Company (incorporated by reference to
                          Exhibit 3.1.3 of the Company's Registration Statement on Form S-1
                          (SEC File No. 33-31981))

3.2                       Form of Certificate of Amendment to Articles of Incorporation of the
                          Company (incorporated by reference to Exhibit 3.1.2 of the Company's
                          Registration Statement on Form S-1 (SEC File No. 33-35458)

3.3                       Certificate of Amendment to Articles of Incorporation of the Company
                          effective April 13, 1995 (incorporated by reference to Exhibit 3.01 of the Company's Quarterly Report on Form 10-Q for the quarter ended
                          March 31, 1995)

3.4                       By-laws of the Company, as amended and restated (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on
                          Form S-18 (SEC File No. 33-20456-LA))

4.1                       Form of 1991 Warrant (incorporated by reference to Exhibit 4.1.2 of the Company's Registration Statement of Form S-1 (SEC File No. 33-
                          39281))

4.2                       Warrant Agreement between American Securities Transfer, Inc. and the
                          Company (incorporated by reference to Exhibit 4.1.3 of the Company's
                          Registration Statement of Form S-1 (SEC File No. 33-39281))

5.1                       Opinion of Kirschner, Main, Petrie, Graham, Tanner & Demont

23.1                      Consent of BDO Seidman

23.2                      Consent of Kirschner, Main, Petrie, Graham, Tanner & Demont (included in Exhibit 5.1)

24.1                      Power of Attorney (set forth on signature pages of this Registration
                          Statement)


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida, on December 22, 1995.


                                        VECTOR AEROMOTIVE CORPORATION


                                        By:/s/ D. Peter Rose, President
                                           -----------------------------------
                                            D. Peter Rose, President


         Each person whose signature appears below constitutes and appoints D. Peter Rose his or her lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including, post-effective Amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents, in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                  Title                                     Date
---------                                  -----                                     ----
/s/ D. Peter Rose                     Director; President                     December 22, 1995
-----------------------------         (Principal Executive Officer and
D. Peter Rose                         Principal Financial Officer)




/s/ Richard J. Aprahamian             Director                                December 22, 1995
-----------------------------
Richard J. Aprahamian




/s/ Sudjaswin E.L.                    Director                                December 22, 1995
-----------------------------
Sudjaswin E.L.


/s/ Michael J. Kimberley              Director                               December 22, 1995
-----------------------------
Michael J. Kimberley




/s/ George J. Fencl                   Director                               December 22, 1995
-----------------------------
George J. Fencl




/s/ Janna L. Connolly                 Chief Accountant                       December 22, 1995
-----------------------------         (Principal Accounting
Janna L. Connolly                     Officer)